NSAR ITEM 77O
October 1, 2001 to March 31, 2002
VK Value Opportunities Fund
10f-3 Transactions


Underwriting #   Underwriting    Purchased      Amount of    % of        Date of
                                 From           shares    underwriting   Purchase

    1            Anthem, Inc.    Goldman Sachs   4,100      .009%        10/29/01





Underwriters for #1
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Credit Suisse First Boston Corporation
Lehman Brothers Inc.
UBS Warburg LLC
ABN AMRO Rothschild LLC
Dresdner Kleinwort Wasserstein Securities LLC
A.G. Edwards & Sons, Inc.
McDonald Investments Inc.
Utendahl Capital Partners, L.P.
BNY Capital Markets, Inc.
Dain Rauscher Incorporated
Epoch Securities, Inc.
First Union Securities, Inc.
Edward D. Jones & Co., L.P.
Keefe, Bruyette & Woods, Inc.
Prudential Securities Incorporated
Sandler O'Neill & Partners, L.P.
SunTrust Capital Merkets, Inc.
Wells Fargo Van Kasper, LLC
Advest, Inc.
Robert W. Baird & Co. Incorporated
William Blair & Company, L.L.C.
Blaylock & Partners, L.P.
Dowling & Partners Securities, LLC
C.L. King & Associates, Inc.
Legg Mason Wood Walker, Incorporated
Loop Capital Markets, LLC
Melvin Securities, L.L.C.
NatCity Investments, Inc.
Neuberger Berman, LLC
Ramirez & Co., Inc.
Stephens Inc.
Stifel, Nicholaus & Company, Incorporated
May Davis Group, Inc.